UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 9, 2014

KiOR, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35213	51-0652233
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13001 Bay Park Road, Pasadena, Texas 77507

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (281) 694-8700

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.03 Bankruptcy or Receivership.

On November 9, 2014, KiOR, Inc. (“KiOR”) filed a voluntary petition for relief (the “Bankruptcy Filing”) under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”) Case No. 14-12514 (the “Chapter 11 Case”). All documents filed with the Bankruptcy Court are available for inspection at the Office of the Clerk of the Bankruptcy Court or by visiting http://dm.epiq11.com/KiOR. KiOR will continue to operate its businesses as “debtors-in-possession” under the jurisdiction of the Bankruptcy Court and in accordance with the applicable provisions of the Bankruptcy Code and orders of the Bankruptcy Court. KiOR Columbus LLC (“KiOR Columbus”), KiOR’s wholly-owned subsidiary, is not a party to the Chapter 11 Case.

KiOR currently intends to seek approval from the Bankruptcy Court for an auction and sale of its assets under Section 363 of the Bankruptcy Code.

A copy of the press release KiOR issued to announce the Chapter 11 Case is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 2.04 Triggering Events that Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement

KiOR’s Bankruptcy Filing described in Item 1.03 above constitutes an event of default that accelerates KiOR’s obligations under the Protective Advance Loan and Security Agreement, dated July 17, 2014, as amended on November 6, 2014, among KiOR, KiOR Columbus and KFT Trust, Vinod Khosla, Trustee. As of November 9, 2014, an aggregate amount of approximately $14.8 million is immediately due and payable. As a result of the default, the loan accrues an additional two percent (2%) per annum default interest rate.

KiOR believes that the ability of the above-listed creditors to seek remedies to enforce their rights against KiOR under these and other agreements are stayed as a result of the Bankruptcy Filing and creditor rights of enforcement against KiOR are subject to the applicable provisions of the Bankruptcy Code.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description

99.1	Press Release, dated November 9, 2014

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KiOR, INC.

Date: November 10, 2014	By	/s/ Christopher A. Artzer
Christopher A. Artzer
President, Interim Chief Financial Officer, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release, dated November 9, 2014